Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of June 1, 2011, between Kforce Inc., a Florida corporation (the “Employer”), and Richard M. Cocchiaro (the “Executive”).

BACKGROUND

The Employer desires to continue to obtain the benefit of services by the Executive, and the Executive desires to continue to render services to the Employer.

The Compensation Committee of the Board of Directors of the Employer has determined that it is in the Employer’s best interest and that of its shareholders to recognize the substantial contribution that the Executive has made and is expected to make in the future to the Employer’s business and to continue to retain Executive’s services in the future.

The Employer and the Executive desire to set forth in this Agreement the terms and conditions of the Executive’s employment with the Employer. Accordingly, in consideration of the mutual covenants and representations set forth below, the sufficiency of which is hereby acknowledged, the Employer and the Executive agree as follows:

TERMS

1. EMPLOYMENT.

The Executive agrees to continue employment with the Employer (and one or more of the Employer’s affiliates if and when assigned by Employer) to render the services specified in this Agreement upon the terms and conditions and for the compensation provided in this Agreement, and Employer agrees to so employ Executive. All compensation paid to the Executive by the Employer or any affiliate of the Employer, and all benefits and perquisites received by the Executive from the Employer or any of its affiliates, will be aggregated in determining whether the Executive has received the compensation and benefits provided for in this Agreement.

2. TERM OF EMPLOYMENT.

(a) End of Term. The term of the employment of the Executive under this Agreement will be for the period commencing on the date of this Agreement and ending on the earliest of:

(i) termination by the Executive or the Employer in accordance with the provisions of this agreement;

(ii) the date of the Executive’s death; or

(iii) the Disability Effective Date (as such term is defined in Section 5 of this Agreement) following the Executive’s Disability (as such term is defined in Section 5 of this Agreement).

(b) Date of Termination. As used in this Agreement the term “Date of Termination” means (i) the effective date of termination of the Executive’s employment by Employer or the Executive; (ii) if the Executive’s employment terminates by reason of the Executive’s voluntary retirement, the date that such retirement becomes effective in accordance with the Employer’s plans and policies; and (iii) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date (as that term is defined in Section 5 of this Agreement).

3. SERVICES TO BE RENDERED; EXCLUSIVITY.

(a) Service. During the term of the Executive’s employment under this Agreement, the Executive shall perform the duties of Vice President of the Employer or such other duties that may be assigned to the Executive from time to time. It is acknowledged that if the Executive renders services to an affiliate of the Employer, the Executive’s title and responsibilities may change at the election of the Employer.

(b) Full Time Efforts. During the term of this Agreement and excluding any periods of vacation, family or sick leave or holidays to which the Executive is entitled, the Executive shall devote Executive’s full business time and energy to the business, affairs and interests of the Employer and its affiliates, and matters related thereto, and shall use Executive’s reasonable commercial efforts and ability to promote the interests of the Employer and its affiliates. The Executive agrees that he/she will diligently endeavor to promote the business, affairs and interests of the Employer and its affiliates and that Executive will perform services contemplated hereby in accordance with the policies established by the Employer from time to time. The Executive shall serve without additional remuneration in such senior executive capacities for one or more direct or indirect affiliates of the Employer as the Employer may from time to time request, subject to appropriate authorization by the affiliate or affiliates involved and any limitations under applicable law and indemnification on substantially the same terms as the Executive is indemnified by the Employer. The failure of the Executive to discharge an order or perform a function because the Executive reasonably and in good faith believes such would violate a law or regulation or be dishonest shall not be deemed a breach by Executive of Executive’s obligations or duties under this Agreement and shall not entitle the Employer to terminate this Agreement pursuant to any of its provisions.

(c) Certain Permissible Activities. The Executive may serve as a director or in any other capacity of any business enterprise, including an enterprise whose activities may involve or relate to the business of the Employer or any of its affiliates but only if such service is expressly approved by the Employer in writing. The Executive may (i) make and manage personal business investments of Executive’s choice, (ii) teach at educational institutions and deliver lectures, and (iii) serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association, in each such case without seeking or obtaining approval by the Employer so long as such activities and service do not materially interfere or conflict with the performance of Executive’s duties under this Agreement. It is agreed that to the extent that the Employer shall have approved any service of the Executive pursuant to the first sentence of this Section 3(c) prior to a Change in Control Date (as defined in Section 10 below), or to the extent that the Executive may have engaged in activities pursuant to the second sentence of this Section 3(c) prior to such Change in Control Date, the continued conduct of such activities or the conduct of activities similar in nature and scope thereto during the two years subsequent to such Change in Control Date shall be permissible and not in violation of any provisions of this Agreement and the previously obtained Employer approval may not be revoked or limited in any material respect during the two years following such Change in Control Date.

4. COMPENSATION AND BENEFITS.

(a) Base Salary. The Employer agrees that the Executive will be paid for Executive’s services under this Agreement a salary at the annual rate of at least $159,650, payable in periodic installments in accordance with the Employer’s normal salary payment dates for the Executive. Such salary as in effect from time to time is referred to in this Agreement as the Executive’s “Base Salary.”

(b) Additional Benefits. The Executive shall also be entitled during the term of this Agreement to all rights and benefits for which Executive is otherwise eligible under any bonus plan, stock option plan, stock purchase plan, participation or extra compensation plan, supplemental executive retirement plan, deferred compensation plan, profit-sharing plan, life, medical and dental insurance policy, director and officer liability insurance plan or indemnification program, vacation, sick leave, family leave and holiday program or plan, or plans that confer the use of automobiles or condominiums (and pay the related expenses thereof) or that pay for club membership fees or tax or financial counseling or other plans or benefits, in any such case, which the Employer or any of its affiliates (i) may provide for the Executive or (ii) provided the Executive is eligible to participate therein, may provide generally to officers of the Employer and its affiliates (collectively, “Additional Benefits”). This Agreement shall not affect adversely (from the perspective of the Executive) the provisions of any other compensation, retirement or other benefit program or plan of the Employer or any of its affiliates and shall not be considered to be a guarantee that the Executive will receive any awards or other benefits under any plans, policies or arrangements which are performance-related. Moreover, Executive’s participation in any such plan shall be subject to the provisions of applicable law, including the Employee Retirement Income Security Act of 1974, as amended.

(c) Individual Benefits. The Employer shall continue to provide to the Executive such individual perquisites as are in effect for Executive as of the first day of Executive’s employment under this agreement, subject to the Employer’s right to change such perquisites for all similarly situated executives and further subject to the termination of individual perquisites according to their own terms and conditions.

(d) Expense Reimbursement. The Employer agrees to reimburse the Executive in full for all such reasonable and necessary business, entertainment and travel expenses incurred or expended by Executive in connection with the performance of Executive’s duties under this Agreement; provided the Executive submits to the Employer vouchers or expense statements satisfactorily evidencing such expenses as may be reasonably required by the Employer and such expenses are in accordance with any applicable corporate policy.

(e) Limitations on Reductions. The Employer shall have the right to reduce one or more Additional Benefits but only in conjunction with a corollary reduction of such benefits applicable to all of the Employer’s officers. Any increase in the Executive’s Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.

5. TERMINATION UPON DISABILITY.

(a) Continuation of Benefits upon Disability. If the Executive becomes totally and permanently unable to perform Executive’s duties because of any Disability (as defined below) during the term of Executive’s employment under this Agreement, the Executive’s full-time employment under this Agreement shall terminate effective on the thirtieth day after the Executive’s receipt of written notice of termination from the Employer (such thirtieth day being referred to in this Agreement as the “Disability Effective Date”). In addition to the payments specified in Section 6 below, in the event of termination of the Executive’s employment pursuant to this Section 5, the Employer shall continue to pay or provide the Executive the following:

(i) until the earliest to occur of the Executive’s death, the Executive’s 65th birthday, one year after the Disability Effective Date, or the date of the Executive’s return to full-time employment hereunder pursuant to Section 5(f) (such earliest day being referred to herein as the “Disability Termination of Benefits Date”) the Base Salary, medical, dental and other insurance and welfare type Additional Benefits in which the Executive was participating immediately prior to the Disability Effective Date (including, without limitation, medical, dental, life and disability insurance), each such benefit to be continued in a manner no less favorable to the Executive than the benefit to which Executive was entitled immediately prior to the Disability Effective Date; provided, however, if the Executive’s death occurs during the year after the Disability Effective Date, the Employer shall continue to pay the Base Salary and to pay or provide medical, dental and other insurance and welfare type benefits, on the basis described in this clause (i), to the Executive’s family members who were covered for such benefits immediately prior to the Executive’s death for the balance of such one year period;

(ii) until the Disability Effective Date, a continuation of vesting of all unvested stock options granted by the Employer to the Executive, such vesting to occur in accordance with the terms of each such grant as in effect on the Disability Effective Date and upon the assumption that no termination of employment had occurred; provided, however, if the Executive’s death occurs during the one year immediately after the Disability Effective Date or if a Change in Control occurs prior to the Disability Effective Date, such vesting shall include any vesting which would occur upon the Executive’s death or a Change in Control during employment with the Employer; and provided, further, that, if and to the extent further vesting is prohibited by the terms of any one or more of such grants or otherwise, the Executive shall be entitled to in lieu cash payments from the Employer on each date (each a “Vesting Date”) when vesting would have occurred absent such prohibition, but in no event beyond one year following the Disability Effective Date, equal to the spread on such Vesting Date between the exercise price and fair market value of stock subject to stock options that would have otherwise vested on such Vesting Date; and provided, further, that if, after the Disability Effective Date, it is or becomes impossible on any date to continue to calculate any future in lieu cash payments based on such continuation of vesting, the Executive shall thereupon be entitled immediately to the additional vesting which would normally have occurred during such one year period following the Disability Effective Date with respect to the affected type of in lieu cash payments described above and shall be entitled immediately to receive payment of the amount specified for such type of in lieu cash payments based on such additional vesting as of such date; and

(iii) until the Disability Termination of Benefits Date, if the Executive is a participant in such plans on the Executive’s Disability Effective Date, a continuation of crediting of additional years of cumulative service (for all purposes, including for purposes of accrual and vesting of benefits and equity-based incentives) under any Executive Retirement Plan, Deferred Compensation Plan and/or Senior Supplemental Executive Retirement Plan (collectively, the “SERP”) in accordance with the terms of the SERP and upon the assumption that no termination of employment had occurred; provided, however, that if the Disability Termination of Benefits Date occurs due to the Executive’s death during the one year immediately after the Disability Effective Date or if a Change in Control occurs prior to the Disability Termination of Benefits Date, such continuation shall include any further accrual and vesting which would occur upon the Executive’s death or a Change in Control during employment with the Employer; and

(b) Offset. The obligations of the Employer to make payments under this Agreement to the Executive, pursuant to this Section 5, following Executive’s Disability shall be reduced prospectively to the extent that the Executive receives payment of amounts under any salary continuation or similar feature contained in any disability insurance policy covering the Executive or under any salary continuation or similar feature under Social Security or any similar federal, state or local program. In addition, any medical, dental and other insurance and welfare type Additional Benefits to be provided by the Employer pursuant to clause (i) of Section 5(a) shall be secondary to any similar benefits provided by Social Security, Medicare, any private insurance maintained by or covering the Executive or any other similar plan or program covering the Executive. The Executive shall provide to the Employer upon written request from time to time a certification as to the types and amounts of the benefits referred to in the first two sentences of this Section 5(b) received by the Executive or to which Executive is entitled.

(c) Substitution of Benefits. If the Executive’s full-time services are terminated due to Executive’s Disability and the Executive is entitled under the terms of this Agreement to, but is no longer eligible under the relevant plan for, Additional Benefits because of such termination, the Executive (or in the event of Executive’s death prior to the date that is one year after the Disability Effective Date, Executive’s designated Beneficiaries (as defined in Section 7 below)) shall be entitled to, and the Employer shall provide, to the extent required by in this Agreement, benefits substantially equivalent to such Additional Benefits to which the Executive was entitled immediately prior to Executive’s Disability and shall do so for the period during which Executive remains entitled to receive such Additional Benefits as provided in this Section 5. With respect to the continuation of such benefits, the Executive or Executive’s Beneficiaries (as such term is defined in Section 7) shall also be paid by the Employer an amount which, after federal, state, local or other income or other taxes on such amount, shall reimburse the Executive (or Executive’s Beneficiaries) for any additional tax liabilities incurred by the Executive (or any such Beneficiary) by reason of the receipt of such benefits after the termination of, rather than during the term of, Executive’s employment under this Agreement. Any such reimbursement for additional tax liabilities shall be paid no later than the end of the calendar year following the calendar year in which the Executive or Executive’s Beneficiaries remit the related taxes.

(d) Partial Disability. In the event of a partial Disability of the Executive, it is understood that the Executive will provide such part-time services as may be consistent with the nature and extent of such Disability and Executive’s position, duties, responsibilities and status specified in Section 3(a) of this Agreement, the Employer shall not be entitled to terminate the Executive’s employment under this Agreement as a result of such partial Disability (provided that despite such partial disability, the Executive is able to substantially perform most of Executive’s duties), and the terms and conditions of this Agreement shall remain in full force and effect after such partial Disability.

(e) Definition of Disability. As used in this Agreement, the term “Disability” means the Executive meets one of the following requirements:

(i) The Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or

(ii) The Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.

6. DEATH OF THE EXECUTIVE.

(a) Vesting of Options. If the Executive dies while an employee of the Employer or while receiving any payments on account of a Disability as set forth in Section 5 above and during the term of this Agreement, all stock options standing in the name of the Executive shall immediately fully vest and must be exercised within 90 days of the date of the Executive’s death by the appropriate beneficiary.

(b) Continuation of Base Salary and Benefits. If the Executive dies while an employee of the Employer and during the term of this Agreement, the Employer shall continue to pay the Base Salary and to pay or provide medical, dental and other insurance and welfare type benefits, on the basis described in Section 5(a)(i), to the Executive’s family members who were covered for such benefits immediately prior to the Executive’s death, for a period of one year following Executive’s death.

7. PAYMENTS AND BENEFITS UPON TERMINATION OF EMPLOYMENT.

On the Date of Termination of the Executive’s employment under this Agreement for any reason whatsoever, the Executive’s Base Salary will cease thereafter to accrue except as specifically provided in Sections 5 or 6, and the Executive (or in the event of Executive’s death, Executive’s designated beneficiaries, Executive’s personal representative, or the executor or administrator of Executive’s estate (Executive’s “Beneficiaries”)) will be entitled to such rights and benefits under the Employer’s compensation and benefit plans, policies and arrangements in which the Executive is then a participant as may be provided for under such plans, policies and arrangements (which shall not be modified adversely to the Executive or Executive’s Beneficiaries after Executive’s Date of Termination). In addition, the Employer shall:

(a) pay and deliver to the Executive (or, in the event of Executive’s death, to Executive’s Beneficiaries) not later than thirty days after Executive’s Date of Termination, all amounts of money and all stock or other property owed to Executive by the Employer as of the Date of Termination, including but not limited to Executive’s accrued Base Salary, any amounts payable in lieu of accrued vacation, amounts payable to Executive under any expense reimbursement plans or policies for expenses incurred through the Date of Termination, the amount of any bonus due under any incentive plan to the Executive for any bonus period or performance measurement cycle of the Employer that ended prior to the Date of Termination which remained unpaid on the Date of Termination and any compensation previously deferred by the Executive and any accrued interest on earnings on such deferred compensation to the extent not previously paid to the Executive;

(b) cause the trustee of any trusteed plan of the Employer to pay and deliver, and the Employer shall pay and deliver under any similar non-trusteed plan of the Employer, to the Executive (or, in the event of Executive’s death, to Executive’s Beneficiaries), at the earliest practicable date after payments become due under such plan, all money, stock and other property which such plans require to be paid or delivered or are otherwise payable or deliverable to Executive after the termination of Executive’s employment;

(c) continue to insure the Executive (or, in the event of Executive’s death, Executive’s Beneficiaries) with respect to Executive’s activities as a director, officer or Executive of the Employer or any of its affiliates, for a period of three years after such Date of Termination, under such policies of director and officer liability insurance as Employer (and its affiliates) shall provide for its senior officers generally; provided, however, that if a Change in Control shall have occurred prior to such Date of Termination or shall thereafter occur, such policies of insurance shall be no less favorable to the Executive than such policies as may have been in effect for the Executive at any time during the one hundred twenty day period immediately preceding the Change in Control Date; and

(d) continue to honor such rights to indemnification as the Executive (or, in the event of Executive’s death, Executive’s Beneficiaries) may be entitled pursuant to any plan of indemnification or indemnification agreement in effect at the Date of Termination.

8. TERMINATION OF EMPLOYMENT.

(a) Termination by Executive. The Executive may terminate his/her employment under this agreement at any time for any reason upon 15 days written notice to Employer.

(b) Termination by Employer. Except as set forth in Section 10, below, pertaining to termination following a Change of Control, the Employer may terminate the Executive’s employment under this Agreement at any time for any reason. Any such termination shall become effective upon 15 days written notice from the Employer to the Executive.

9. EXERCISE OF INCENTIVE COMPENSATION UPON TERMINATION.

The Executive will have 90 days subsequent to the Date of Termination to exercise any stock options, restricted stock awards and any other incentive compensation previously granted to the Executive and vested on the Date of Termination.

10. CHANGE IN CONTROL.

(a) Effectiveness of Section. If at any time during the term of the Executive’s employment by the Employer pursuant to this Agreement, a Change in Control (as defined below) shall occur, the provisions of this Section 10 shall become effective without any limitation on any other rights the Executive may have under this Agreement. Sections (c) and (d) of this Section 10 shall become ineffective with respect to such Change in Control on the first anniversary of the date on which such Change in Control occurs (the “Change in Control Date”) unless the Executive’s employment has theretofore been terminated for any reason; provided, however, that if another Change in Control occurs after such first anniversary, Sections 10(c) and (d) shall become effective once again with respect to such subsequent Change in Control. If the Executive’s employment so terminates prior to such first anniversary, the provisions of Sections 10(c) and (d) shall survive so long as the Executive or Executive’s Beneficiaries are entitled to any benefits under this Agreement.

(b) Definition of Change in Control. For the purpose of this Agreement, a “Change in Control” shall mean:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five percent (25%) or more of either (A) the then outstanding shares of common stock of Kforce Inc. (the “Outstanding Employer Common Stock”) or (B) the combined voting power of the then outstanding voting securities of Kforce Inc. entitled to vote generally in the election of directors (the “Outstanding Employer Voting Securities”); provided, however, that for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control: (u) any acquisition directly from Kforce Inc., (w) any acquisition by Kforce Inc., (x) any acquisition by any executive benefit plan (or related trust) sponsored or maintained by Kforce Inc. or any corporation controlled by Kforce Inc., (y) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of clause (iii) of this Section 10(b), or (z) any acquisition by David L. Dunkel or his family members; or

(ii) individuals who, as of the date of this Agreement, constitute the Board of Directors of Kforce Inc. (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of Kforce Inc. (the “Board”); provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by Kforce Inc.’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Kforce Inc. (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the Persons who were the beneficial owners, respectively, of the Outstanding Employer Common Stock and Outstanding Employer Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Kforce Inc. or all or substantially all of Kforce Inc.’s assets either directly or through one or more affiliates) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Employer Common Stock and Outstanding Employer Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any executive benefit plan (or related trust) of the Employer or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty-five percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) approval by the shareholders of the Employer of a complete liquidation or dissolution of Kforce Inc.

(c) Certain Restrictions and Events Following Change in Control. If a Change in Control of Kforce Inc. occurs, then the following provisions shall apply:

(i) the Employer shall not be entitled to reduce, terminate or adversely (from the Executive’s point of view) affect, pursuant to Section 4(b), any Additional Benefits which are described in Section 4(b) to which the Executive shall thereafter be entitled even in connection with a reduction in such benefits applicable to all of the Employer’s officers (or those of Kforce Inc.) who are of a similar class and station as those of the Executive. If the continuation of any benefit provided to the Executive violates any law or statute the Employer shall pay to the Executive the cash equivalent of any benefit lost by the Executive;

(ii) the Employer shall not be entitled to reduce, terminate, or adversely (from the Executive’s point of view) affect the Executive’s individual perquisites, as described in Section 4(c) and must maintain these benefits as currently enjoyed by the Executive immediately prior to any Change in Control; and

(iii) all stock options, restricted stock awards, equity-based incentive plans, SERP and similar grants theretofore or thereafter made which are unvested shall immediately fully vest effective as of the Change in Control Date.

(d) Provisions Applicable to Termination of Employment. If a Change in Control shall occur and the Executive’s employment is thereafter terminated at any time prior to the first anniversary of the Change in Control Date by the Employer for other than Cause, or by the Executive for Good Reason, then the Executive shall be entitled to receive the following:

(i) the Executive shall be entitled to all payments and benefits provided in Section 7;

(ii) salary through Date of Termination at the rate in effect immediately prior to the time a Notice of Termination is given, plus any benefits and awards (including both cash and stock components) which pursuant to the terms of any Plans have been earned and otherwise payable, but which have not been paid;

(iii) the Executive shall receive as severance pay, and in lieu of any further salary subsequent to the Date of Termination, an amount in cash equal to the annual Base Salary on the Date of Termination. In addition, all benefits enjoyed by the Executive on the Date of Termination shall continue for a period of one year after the Date of Termination. In addition, the Executive will receive the average of the last two years bonuses, which average shall be computed in the manner described below. The Company shall compute the average of the Executive’s last two years’ bonuses by including the greater of (A) the bonus, if any, already earned by the Executive at the time of termination related to the calendar year of the termination or (B) the bonus, if any, earned for the second full calendar year preceding the termination of the Executive. Additionally, in the event the Executive received in any relevant year a grant of stock, restricted stock or stock options (a “Grant”), then the Company shall compute the average of the Executive’s last two years’ bonuses by including: (i) in the case of a Grant consisting of a stock grant, the amount reported by the Company to the Internal Revenue Service relating to such stock grant for the relevant year; (ii) in the case of a Grant consisting of a restricted stock grant, the full grant price, computed for the purposes of this agreement by multiplying the number of granted restricted shares by the closing share price on the grant date, and; (iii) in the case of a Grant consisting of a stock option grant, the imputed present value of such options at the time of the grant, defined for purposes of this agreement as 50% of the exercise price. The Company shall also include in the bonus calculation the value of any other long term incentive grants in any relevant year, whether equity based, cash based, or otherwise.

(iv) The severance sum shall be paid to the Executive within 30 days of the Date of Termination. If the continuation of any benefit provided to the Executive violates any law or statute the Employer shall pay to the Executive the cash equivalent of any benefit lost by the Executive; and

(v) the Employer shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in Executive’s sole reasonable discretion.

(e) Definition of Cause. For purposes of Section 10 of this Agreement, the Employer shall have “Cause” to terminate the Executive’s employment under this Agreement if, and only if, any of the following shall occur:

(i) the Executive’s conviction by a court of competent jurisdiction or entry of a guilty plea or a plea of nolo contendere for an act on the Executive’s part constituting any felony; or

(ii) a willful breach by the Executive of any provisions of this Agreement if such breach results in demonstrably material injury to the Employer.

(iii) the Executive’s willful dishonesty or fraud with respect to business or affairs of the Employer if such dishonesty or fraud results in demonstrable material injury to Employer.

(f) Procedural Requirements to Terminate for Cause. The Executive’s employment under this Agreement shall not be subject to termination for Cause without: (i) reasonable notice to the Executive setting forth the reasons for Employer’s intention to terminate and specifying the particulars thereof in detail, and (ii) an opportunity for the Executive to cure any such breach, if possible, within thirty days after receipt of such notice.

(g) Definition of Good Reason. The Executive may terminate Executive’s employment under this Agreement and all of Executive’s obligations under this Agreement to the Employer accruing after the date of such termination (other than Executive’s obligations under Section 11, 12, 13, 18, and 26) if the termination is for “Good Reason,” which for purposes of Section 10 of this Agreement is defined as:

(i) failure by the Employer to perform any of its obligations hereunder (including, but not limited to, Employer’s obligations under Sections 3 and 4) other than an isolated, insubstantial and inadvertent failure not occurring in bad faith; or

(ii) the diminution of the Executive’s salary and or a material diminution of the Executive’s benefits, except in connection with the termination of the Executive’s employment for permanent disability, Cause, as a result of the Executive’s death or termination by the Executive other than for Good Reason;

(iii) any failure by the Employer to obtain the assumption of this Agreement by any successor or assignee of the Employer;

(iv) any attempt by the Employer to terminate the Executive for Cause which does not result in a valid termination for Cause.

(h) Requirements for Termination for Good Reason. The Executive’s termination of employment will not constitute a termination for Good Reason unless the Executive first provides written notice to the Employer of the existence of the Good Reason within ninety days following the effective date of the occurrence of the Good Reason, and the Good Reason remains uncorrected by the Employer for more than thirty days following such written notice of the Good Reason from the Executive to the Employer, and the effective date of the Executive’s termination of employment is within one year following the effective date of the occurrence of the Good Reason.

11. SECTION 409A.

With respect to the payments provided by this Agreement upon termination of the Executive’s employment (the “Cash Severance Amount”), in the event the aggregate portion of the Cash Severance Amount payable during the first six months following the date of termination of the Executive’s employment would exceed an amount (the “Minimum Amount”) equal to two times the lesser of (i) the Executive’s annualized compensation as in effect for the calendar year immediately preceding the calendar year during which the Executive’s termination of employment occurs, or (ii) the maximum amount that may be taken into account under a qualified retirement plan pursuant to Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”) for the calendar year during which the Executive’s termination of employment occurs, then, to the extent necessary to avoid the imposition of additional income taxes or penalties or interest on the Executive under Section 409A of the Code, (x) the Employer shall pay during the first six months following the date of termination of the Executive’s employment, at the time(s) and in the form(s) provided by the applicable sections of this Agreement, a portion of the Cash Severance Amount equal to the Minimum Amount, and (y) the Employer shall accumulate the portion of the Cash Severance Amount that exceeds the Minimum Amount and that the Executive would otherwise be entitled to receive during the first six months following the date of termination of the Executive’s employment and shall pay such accumulated amount to the Executive in a lump sum on the first day of the seventh month following the date of termination of the Executive’s employment, and (z) the Employer shall pay the remainder of the Cash Severance Amount, if any, on and after the first day of the seventh month following the date of termination of the Executive’s employment at the time(s) and in the form(s) provided by the applicable section(s) of this Agreement.

12. PROPERTY.

(a) All right, title and interest in and to Intellectual Property (as defined below) shall be and remain the sole and exclusive property of the Employer or its relevant affiliate (as the case may be). During the term of this Agreement, the Executive shall not remove from the Employer’s offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing proprietary information, or other materials or property of any kind belonging to the Employer unless necessary or appropriate in accordance with the duties and responsibilities required by or appropriate for Executive’s position and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after the removal shall serve its specific purpose. The Executive shall not make, retain, remove and/or distribute any copies of any of the foregoing for any reason whatsoever except as may be necessary in the discharge of Executive’s assigned duties and shall not divulge to any third person the nature of and/or contents of any of the foregoing or of any other oral or written information to which Executive may have access or with which for any reason Executive may become familiar, except as disclosure shall be necessary in the performance of Executive’s duties. Upon the termination of the Executive’s employment with the Employer, Executive shall leave with or return to the Employer all originals and copies of the foregoing then in Executive’s possession, whether prepared by the Executive or by others.

(b) The Executive agrees that all right, title and interest in and to any innovations, designs, systems, analyses, ideas for marketing programs, and all copyrights, patents, trademarks and trade names, or similar intangible personal property which have been or are developed or created in whole or in part by the Executive: (i) at any time and at any place while the Executive is employed by the Employer (or any of its affiliates) and which, in the case of any or all of the foregoing, are related to and used in connection with the business of the Employer (or any of its affiliates); (ii) as a result of tasks assigned to the Executive by the Employer; or (iii) from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Employer or any of its affiliates (collectively, the “Intellectual Property”), shall be and remain forever the sole and exclusive property of the Employer (or its relevant affiliate). The Executive shall promptly disclose to the Employer all Intellectual Property, and the Executive shall have no claim for additional compensation for the Intellectual Property.

(c) The Executive acknowledges that all the Intellectual Property that is copyrightable shall be considered a work made for hire under United States Copyright Law. To the extent that any copyrightable Intellectual Property may not be considered a work made for hire under the applicable provisions of the United States Copyright Law, or to the extent that, notwithstanding the foregoing provisions, the Executive may retain an interest in any Intellectual Property that is not copyrightable, the Executive hereby irrevocably assigns and transfers to the

Employer or its relevant affiliate any and all right, title, or interest that the Executive may have in the Intellectual Property under copyright, patent, trade secret and trademark law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Employer shall be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, and trademarks with respect thereto.

(d) The Executive further agrees to reveal promptly all information relating to the Intellectual Property to appropriate officers of the Employer and to cooperate with the Employer (or its relevant affiliate) and execute such documents as may be necessary or appropriate (i) in the event that the Employer (or its relevant affiliate) desires to seek copyright, patent or trademark protection, or other analogous protection relating to the Intellectual Property, and when such protection is obtained, to renew and restore the same, or (ii) to defend any opposition proceedings in respect of obtaining and maintaining such copyright, patent or trademark protection, or other analogous protection.

(e) In the event the Employer (or its relevant affiliate) is unable after reasonable effort to secure the Executive’s signature on any of the documents referenced in Section 12(d) above, whether because of the Executive’s physical or mental incapacity or for any other reason whatsoever, the Executive hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents as the Executive’s agent and attorney-in-fact, to act for and in Executive’s behalf and stead to execute and file any such documents and to do all other lawfully permitted acts to further the prosecution and issuance of any such copyright, patent or trademark protection, or other analogous protection, with the same legal force and effect as if executed by the Executive.

13. CONFIDENTIAL INFORMATION AGREEMENT AND RESTRICTIVE COVENANT

Acceptance of this Agreement requires the Executive’s separate signature and acceptance of the Confidential Information Agreement and Restrictive Covenant attached to this Agreement as Exhibit A.

14. ASSUMPTION BY SUCCESSOR.

The Employer or Kforce Inc. will require any successor (whether direct or indirect by purchase, merger, consolation or otherwise) to all or substantially all of the business and/or assets of the Employer to (i) expressly assume and agree to perform this Agreement in the same manner and the same extent the Employer would be required to perform it as if no such succession had taken place; and (ii) notify the Executive of the assumption of this Agreement within ten days of such assumption. Failure of the Employer to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this agreement.

As used in this Agreement, “Employer” shall mean Kforce Services Corp. and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. However, this agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, and distributees, devisees and legatees.

15. NO SET-OFF.

Except as contemplated by Section 5(b), the Employer’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right, or action which the Employer may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable, or benefits to be provided, to the Executive under any of the provisions of this Agreement, and, except as expressly provided in Sections 5(c), such amounts shall not be reduced whether or not the Executive obtains other employment.

16. INDEMNIFICATION.

The Employer and the Executive acknowledge that the Executive’s service as an officer of the Employer exposes the Executive to risks of personal liability arising from, and pertaining to, the Executive’s participation in the management of the Employer. The Employer shall defend, indemnify and hold harmless the Executive from any actual cost, loss, damages, attorneys fees, or liability suffered or incurred by the Executive arising out of, or connected to, the Executive’s service as an officer of the Employer. The Employer shall not be obligated to indemnify the Executive if the cost, loss, damage, or liability results from the Executive’s violation of the Securities Exchange Act of 1934, as amended, the Executive’s violation of criminal law, a transaction from which the Executive received an improper personal benefit, the Executive’s violation of Section 607.0834 of the Florida Business Corporation Act (or any successor law), or the Executive’s willful misconduct or a conscious disregard for the best interests of the Employer. The Employer will not have any obligation to the Executive under this section for any loss suffered if the Executive voluntarily pays, settles, compromises, confesses judgment for, or admits liability with respect to any matter without the approval of the Employer. Within thirty days after the Executive receives notice of any claim or action which may give rise to the application of this section, the Executive shall notify the Employer in writing of the claim or action. The Executive’s failure to timely notify the Employer of the claim or action will relieve the Employer from any obligation to the Executive under this section.

17. PRIOR EMPLOYMENT AGREEMENTS.

The Executive represents that he/she has not executed any agreement with any previous employer which may impose restrictions on Executive’s employment with the Employer.

18. TRANSFERABILITY, SUCCESSORS AND ASSIGNS.

The rights and obligations of the Employer under this Agreement shall be transferable and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against its successors and assigns. No rights or obligations of the Executive hereunder shall be transferable or assignable by the Executive to any third party.

19. ATTORNEY’S FEES.

The prevailing party in any action brought to enforce the provisions of this Agreement shall be entitled, in addition to such other relief that may be granted, to a reasonable sum for attorney’s fees and costs incurred by such party in enforcing this Agreement (including fees incurred on any appeal).

20. NO ORAL MODIFICATIONS.

No modifications or waivers of any provision hereof will be binding or valid unless in writing and executed by both parties.

21. WAIVER.

Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties in this Agreement are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

22. SEVERABILITY.

The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

23. GOVERNING LAW AND BINDING EFFECT.

This Agreement was entered into in the State of Florida and shall be interpreted and construed in accordance with the laws of Florida.

24. CAPTIONS.

Captions and section headings used herein are for convenience only, are not of this Agreement, and shall not be used in construing this Agreement.

25. COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

26. NOTICE.

Any notice required or permitted to be given under this Agreement shall be sufficient if it is in writing and sent by hand delivery or by United States Mail service to the parties at the following addresses:

To the Employer:	Kforce Inc. 1001 E. Palm Ave Tampa, Florida 33605 Attn: David L. Dunkel Chief Executive Officer

To the Executive:

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27. ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Tampa, Florida in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered in the arbitrator’s award in any court having jurisdiction. Such arbitration shall occur only after the parties have attempted to resolve the dispute or controversy by mediation under mutually agreeable terms.

28. ENTIRE AGREEMENT.

This Agreement, and the Agreement attached Exhibit A, comprise all agreements between the Executive and the Employer concerning the subject matter. These Agreements supersede all prior agreements and understandings between the parties with respect to the subject matter hereof and may not be modified or terminated orally. No modification, termination, or attempted waiver shall be valid unless it is in writing and is executed by each of the parties.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

KFORCE SERVICES CORP.

By:	/s/ David L. Dunkel
David L. Dunkel
Chief Executive Officer

/s/ Richard M. Cocchiaro
Richard M. Cocchiaro

EXHIBIT A

CONFIDENTIALITY AGREEMENT AND RESTRICTIVE COVENANT

THIS AGREEMENT (“Agreement”) dated as of July 10, 2011 is entered into by and between Kforce Inc., a Florida corporation (the “Employer”) and Richard M. Cocchiaro (the “Executive”).

BACKGROUND

The Employer desires to employ or continue employing the Executive and the Executive wishes to accept or continue employment upon the terms and conditions set forth in the parties’ Employment Agreement (the “Employment Agreement”) and this Agreement. The Executive recognizes and agrees that because of Executive’s employment with the Employer he/she has been and will be afforded an opportunity to learn confidential and proprietary information and to know of and/or become known to various customers, potential customers and employees of the Employer and its affiliates and to learn the business practices of the Employer and its affiliates. The Executive recognizes that this is a valuable right, is of great personal benefit to Executive in Executive’s career and therefore provides sufficient basis for the restrictive covenants contained in this Agreement. Also, as set forth in the Employment Agreement, the Employer agrees to pay the Executive significant severance pay under certain circumstances in consideration for the Executive’s agreement not to compete with the Employer. Accordingly, in consideration of the mutual covenants and agreements set forth below, the parties agree as follows:

TERMS

1. Acknowledgement of Legitimate Business Interest of the Employer. The Executive acknowledges that as a result of Executive’s employment with the Employer he/she has accepted and received trade secrets, valuable confidential business and professional information, substantial relationships with specific prospective or existing clients, contractors, or customers, and goodwill associated with the ongoing business of the Employer and its affiliates, all of which are of particular significance to the Employer and its affiliates and constitute legitimate business interests that the Employer and its affiliates have an interest in protecting. Therefore, the Executive agrees as follows:

(a) Confidential Information. Except for proper business purposes on behalf of the Employer and its affiliates, at all times for the period of time commencing as of the date of this Agreement and ending on the second anniversary of the date of termination of the Executive’s employment under the Employment Agreement (the “Restriction Period”) the Executive agrees not to disclose or use any confidential information, including without limitation, information regarding research, strategy, developments, product designs or specifications, processes, “know-how,” prices, suppliers, customers, contractors, candidates, clients, costs or any other knowledge or information with respect to confidential information or trade secrets of the Employer or any of its affiliates. The Executive acknowledges and agrees that all notes, lists, data, records, business forms, studies, marketing materials, training materials, reports, sketches, plans, unpublished memoranda and other documents (whether electronic or hardcopy) concerning any information relating to the Employer’s business (including the business of any of its affiliates), held or created by the Executive, whether confidential or not, are the property of the Employer (or its relevant affiliate) and will not be used or retained by Executive except on behalf of employer in the course of Executive’s employment, and will not be retained by Executive upon termination of Executive’s employment.

(b) Non-Solicitation. At all times during the Restriction Period, the Executive shall not, directly or indirectly, solicit, induce, influence, combine or conspire with, or attempt to induce, any executive, employee, vendor, client, contractor, or supplier of the Employer or any of its affiliates to terminate their employment, or other relationship with, or compete against the Employer or any present or future affiliates of the Employer in the Employer’s industry (the “Business”). In particular, and without in any way limiting the forgoing, the Executive agrees that during the Restriction Period, whether the termination shall be voluntary or involuntary, with or without cause, or for any other reason whatsoever, the Executive shall not, directly or indirectly: (a) attempt to hire any other executive or employee of the Employer (or any of its affiliates), including persons on assignment with clients, or otherwise encourage or attempt to encourage any other executive or employee of the Employer (or any of its affiliates) to leave employment or terminate an assignment with the Employer (or any of its affiliates); or (b) in any manner or at any time, solicit or encourage any person, firm, corporation, or any business entity who are customers, clients, contractors, or prospective clients or contractors of the Employer (or any of its affiliates) to cease or refrain from doing business with the Employer (or any of its affiliates). Executive further agrees, during the Restriction Period, to refrain from directly or indirectly soliciting business from any client of Employer (or any of its affiliates) with whom Executive had contact during the term of Executive’s employment with Employer. In the event the Executive breaches any term contained in this Section, the Executive immediately waives any right or entitlement to the severance payments described in the Employment Agreement, and will pay to the Employer (or any relevant affiliate of the Employer) an amount equal to any portion of the severance payments paid to the Executive prior to the Executive’s breach, in addition to any damages the Employer (or any of its affiliates) may be able to recover.

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2. Severability and Specific Performance.

(a) If, in any judicial proceedings, a court shall refuse to enforce any of the covenants included in Paragraph 1(a) and (b), above, then such unenforceable covenant shall be amended to relate to such lesser period or geographical area as shall be enforceable. In the event the Employer (or any of its affiliates) should bring any legal action or other proceeding against the Executive for enforcement of this Agreement, the calculation of the Restriction Period, if any, shall not include the period of time commencing with the filing of legal action or other proceeding to enforce this Agreement through the date of final judgment or final resolution including all appeals, if any, of such legal action or other proceeding unless the Employer is receiving the practical benefits of Paragraph 1(a) and/or (b), as applicable, during such time.

(b) The Executive hereby acknowledges that the restrictions on Executive’s activity as set forth in Paragraphs 1(a) and (b) hereof are required for the Employer’s (and its affiliates’) reasonable protection and are a material inducement for the Employer to retain or continue to retain the services of Executive. The Executive hereby agrees that in the event of the violation by Executive of any such provisions of this Agreement, the Employer will suffer irreparable harm and will be entitled to equitable relief, including an order requiring specific performance of the terms hereof, in addition to any damages that may be recoverable.

3. Miscellaneous Provisions.

(a) Notice: All notices, requests, demands, claims, and other communications under this Agreement will be in writing. Any notice, request, demand, claim, or other communication under this Agreement shall be deemed duly given if it is in writing and sent by hand delivery or by United States Mail service to the parties at the following addresses:

If to Executive:

        [                                     ]

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If to the Employer:

Kforce Inc.

1001 East Palm Avenue

Tampa, Florida 33605

Attn: David L. Dunkel

Chief Executive Officer

(b) Entire Agreement, Amendments. Except for the Employment Agreement and other agreements and writings expressly provided for therein, this Agreement contains the entire agreement and understanding of the parties to this Agreement relating to the subject matter of this Agreement, and supersedes any prior and contemporaneous understandings, agreements, or representations of every nature between the parties. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties to this Agreement.

(c) Waiver. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

(d) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of Florida, without regard to the conflict-of-laws provisions thereof.

(e) Invalidity. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity of any other provision of this Agreement, and such provision(s) shall be deemed modified to the extent necessary to make it or them enforceable.

(f) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of such shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

(g) The Executive acknowledges that this Agreement is for the benefit of, and may be enforced by, the Employer and its affiliates.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

KFORCE INC.

By:	/s/ David L. Dunkel
David L. Dunkel
Chief Executive Officer

/s/ Richard M. Cocchiaro
Richard M. Cocchiaro

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